EMPEIRIA ACQUISITION CORP.

April__, 2011

Empeiria Investors LLC
c/o G2 Investment Group, LLC
142 W. 57th Street, 12th Floor
New York, NY 10019

Re: Administrative Services and Management Fee Agreement

Gentlemen:

This letter will confirm our agreement that, commencing on the date the securities of Empeiria Acquisition Corp. (the “Company”) are first quoted on the Over-The-Counter Bulletin Board quotation system (the “Quoting Date”), pursuant to a Registration Statement on Form S-1 and prospectus filed with the Securities and Exchange Commission (the “Registration Statement”) and continuing until the earlier of the consummation by the Company of an initial business transaction or the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”), Empeiria Investors LLC (the “Sponsor”) shall make available to the Company, at 142 W. 57th Street, 12th Floor, New York, NY 10019 (or any successor location of Empeiria Investors LLC), certain office space, utilities and secretarial support as may be reasonably required by the Company. In exchange therefor, the Company shall pay the Sponsor the sum of $5,000 per month on the Quoting Date and continuing monthly thereafter until the Termination Date.

The Company shall also pay a management fee to the Sponsor which shall be used to pay a monthly fee of $10,000 to the Company’s President, Keith Oster, commencing on the closing of the initial public offering of the Company and terminating on the Termination Date for certain management services provided to the Company

The Sponsor hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public shareholders of the Company and into which substantially all of the proceeds of the Company’s IPO will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future as a result of, or arising out of, this agreement, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.
[Signature page follows]

Very truly yours,

EMPEIRIA ACQUISITION CORP.

By:
Name:
Title:

AGREED TO AND ACCEPTED BY:
EMPEIRIA INVESTORS LLC

By:
Name: .
Title: Managing Member

[Signature Page to Administrative Services and Management Fee Agreement]